UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 24, 2010
Ferro Corporation
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 216-641-8580
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 24, 2010, Ferro Corporation (the “Company”) entered into the Third Amended and Restated Credit Agreement (the “Financing Agreement”) with PNC Bank, National Association, as the Administrative Agent, the Collateral Agent and the Issuer (the “Administrative Agent”), JPMorgan Chase Bank, N.A. and Bank of America, N.A., as the Syndication Agents (collectively with the Administrative Agent, the “Agents”), and various financial institutions as lenders (the “Lenders”). The Financing Agreement amends and restates the Second Amended and Restated Credit Agreement, dated as of October 26, 2009, as amended. Certain of the Company’s U.S. subsidiaries have guaranteed the Company’s obligations under the Financing Agreement and, pursuant to an Amended and Restated Pledge and Security Agreement with PNC Bank, National Association, as collateral agent, such obligations are secured by (a) substantially all of the assets of the Company and those U.S. subsidiaries (the primary exception being the receivables sold as part of the Company’s asset securitization program) and (b) a pledge of 100% of the stock of most of the Company’s U.S. subsidiaries and 65% of the stock of most of the Company’s foreign subsidiaries.
     The Financing Agreement has a five-year term and provides for a $350 million secured revolving line of credit (which may be increased up to $450 million subject to the Company’s pro forma compliance with financial covenants, the Administrative Agent’s approval and the Company obtaining commitments for such increase). Up to $100 million of the revolving line of credit under the Financing Agreement will be available to certain of the Company’s subsidiaries in the form of revolving loans denominated in Euros.
     Borrowings under the Financing Agreement bear interest, at the Company’s option, at the London Interbank Offered Rate (“LIBOR”) or the base (or “prime”) rate established from time to time by the Administrative Agent, in each case plus an applicable margin based on the ratio of (a) the Company’s total consolidated debt outstanding at such time to (b) the Company’s consolidated EBITDA (as defined in the Financing Agreement) computed for the period of four consecutive fiscal quarters most recently ended. Interest on base rate loans is payable quarterly, and interest on LIBOR loans is payable at the end of a predetermined “Interest Period” which may be one, two, three or six months. In addition to interest charges, the Company will pay a quarterly commitment fee ranging from 0.35% — 0.50% based on the ratio of (a) the Company’s total consolidated debt outstanding at such time to (b) the Company’s consolidated EBITDA computed for the period of four consecutive fiscal quarters most recently ended.
     The Financing Agreement contains customary restrictive and financial covenants, including covenants regarding the Company’s outstanding indebtedness and maximum leverage and fixed charge coverage ratios. The Financing Agreement also contains standard provisions relating to conditions of borrowing. In addition, the Financing Agreement contains customary events of default, including the non-payment of obligations by the Company and the bankruptcy of the Company. If an event of default occurs, all amounts outstanding under the Financing Agreement may be accelerated and become immediately due and payable.
     The Lenders and the Agents (and each of their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.
     The foregoing is a summary of the material terms and conditions of the Financing Agreement and not a complete description of the Financing Agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Financing Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The description of the Financing Agreement set forth under Item 1.01 is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Third Amended and Restated Credit Agreement, dated August 24, 2010, by and among Ferro Corporation, the various financial institutions from time to time party thereto and PNC Bank, National Association, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as agents.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation
By:	/s/ Mark H. Duesenberg
Mark H. Duesenberg
Vice President, General Counsel and Secretary

Date: August 24, 2010

Exhibit Index

Exhibit Number	Description
10.1	Third Amended and Restated Credit Agreement, dated August 24, 2010, by and among Ferro Corporation, the various financial institutions from time to time party thereto and PNC Bank, National Association, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as agents.